COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
    IN GENERAL CALIFORNIA MUNICIPAL BOND FUND, INC.
    AND THE LEHMAN BROTHERS MUNICIPAL BOND INDEX

    EXHIBIT A:

                          LEHMAN         GENERAL
                         BROTHERS       CALIFORNIA
      PERIOD            MUNICIPAL       MUNICIPAL
                       BOND INDEX *     BOND FUND

     10/10/89                10,000          10,000
      9/30/90                10,680          10,676
      9/30/91                12,088          11,888
      9/30/92                13,351          13,114
      9/30/93                15,053          15,086
      9/30/94                14,685          14,418
      9/30/95                16,328          15,834
      9/30/96                17,314          16,919


   *Source: Lehman Brothers